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                                                                       EXHIBIT 8





                     FORM OF OPINION OF BROUSE & MCDOWELL
                        REGARDING CERTAIN TAX MATTERS





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[FORM OF OPINION]                  BROUSE &
                                   MCDOWELL
                      ==================================
                       A LEGAL PROFESSIONAL ASSOCIATION

500 FIRST NATIONAL TOWER  AKRON, OHIO 44308-1471
AKRON: 216/535/5711
CLEVELAND: 216/659-4620  FAX: 216/253-8601/8602



                            ______________ __, 1995





First Bancorporation of Ohio
106 South Main Street
Akron, Ohio 44308

Gentlemen:

         You have requested our opinion with respect to certain federal income tax issues relating to the transactions contemplated by the Agreement of Affiliation and Plan of Merger ("Agreement") made by and between First Bancorporation of Ohio ("FBOH") and The CIVISTA Corporation ("CIVISTA") and dated as of August 10, 1994.

         The Agreement provides, in general, that CIVISTA will be merged with and into FBOH in accordance with the provisions of Section 1701.78 of the Ohio General Corporation Law ("OGCL") and that FBOH will be the surviving corporation in the Merger. On the effective date of the Merger, each share of CIVISTA common stock ("CIVISTA Common Stock") outstanding will be converted into 1.723 shares of FBOH common stock ("FBOH Common Stock") (subject to adjustment upon the occurrence of certain specified events). Cash will be paid in lieu of fractional shares of FBOH Common Stock. Dissenters to the Merger will receive cash for their shares in accordance with the OGCL.

         Capitalized terms used in this opinion have the same meanings as in the Agreement, unless otherwise defined herein.

         In connection with the proposed transaction, the following representations have been made to us:

         a. The fair market value of the FBOH stock and other consideration received by each CIVISTA shareholder will be approximately equal to the fair market value of the CIVISTA Common Stock surrendered in the exchange.

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First Bancorporation of Ohio
__________ __, 1995
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         b.  There is no plan or intention by the shareholders of CIVISTA who own one percent or more of the CIVISTA Common Stock, and to the best of the knowledge of the management of CIVISTA, there is no plan or intention on the part of the remaining shareholders of CIVISTA to sell, exchange or otherwise dispose of a number of shares of FBOH Common Stock received in the transaction that would reduce the CIVISTA shareholders' ownership of FBOH Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding shares of CIVISTA Common Stock as of the same date. For purposes of this representation, shares of CIVISTA Common Stock surrendered by dissenters will be treated as outstanding CIVISTA Common Stock on the date of the transaction. Moreover, shares of CIVISTA Common Stock and shares of FBOH Common Stock held by CIVISTA shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         c. FBOH has no plan or intention to reacquire any of its stock issued in the transaction.

         d. FBOH has no plan or intention to sell or otherwise dispose of any of the assets of CIVISTA acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         e. The liabilities of CIVISTA assumed by FBOH and the liabilities to which the transferred assets of CIVISTA are subject were incurred by CIVISTA in the ordinary course of its business.

         f. Following the transaction, FBOH will continue the historic business of CIVISTA or use a significant portion of CIVISTA's historic business assets in a business.

         g. FBOH, CIVISTA, and the shareholders of CIVISTA will pay their respective expenses, if any, incurred in connection with the transaction.

         h. There is no intercorporate indebtedness existing between FBOH and CIVISTA that was issued, acquired, or will be settled at a discount.

         i. No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

         j. CIVISTA is not under the jurisdiction of a court in a case under title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a Federal or State court.
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First Bancorporation of Ohio
__________ __, 1995
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         k.  The fair market value of the assets of CIVISTA transferred to FBOH will equal or exceed the sum of the liabilities, if any, to which the transferred assets are subject.

         l. The payment of cash in lieu of fractional shares of CIVISTA Common Stock is solely for the purpose of avoiding the expense and inconvenience to FBOH of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the CIVISTA shareholders instead of issuing fractional shares of FBOH Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the CIVISTA shareholders in exchange for their shares of CIVISTA Common Stock. The fractional share interests of each CIVISTA shareholder will be aggregated, and no CIVISTA shareholder will receive cash in an amount equal to or greater than the value of one full share of FBOH Common Stock.

         m. None of the compensation received by any shareholder-employee of CIVISTA will be separate consideration for, or allocable to, any of their shares of CIVISTA Common Stock; none of the shares of FBOH Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         In rendering our opinion, we have relied upon the accuracy of the foregoing representations and that they are true in all material respects as of the date hereof. In addition, we have assumed that (1) the proposed merger of CIVISTA into FBOH will qualify as a statutory merger under the OGCL, and (2) CIVISTA and FBOH will satisfy all of the terms of the Agreement and the respective covenants and agreements set forth therein. In our review of the documents and records we deemed relevant to our rendering this opinion, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed, for other than FBOH, that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate action in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

         Based upon our review of the documents and records we deemed relevant to our rendering this opinion, including but not limited to the Agreement and the Registration Statement on Form S-4, and the Prospectus and Joint Proxy Statement contained therein, the representations and assumptions
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First Bancorporation of Ohio
__________ __, 1995
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set forth therein, and upon the Federal tax statutes, court decisions and administrative rulings, procedures and regulations as of the date hereof, it is our opinion that:


                 1. The Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986.

                 2. No gain or loss will be recognized by FBOH on receipt of CIVISTA's assets in exchange for FBOH's Common Stock, cash and the assumption by FBOH of the liabilities of CIVISTA as a result of the consummation of the Merger.

                 3. No gain or loss will be recognized to CIVISTA shareholders on the exchange of their CIVISTA Common Stock solely for FBOH Common Stock (including fractional shares to which they may be entitled) pursuant to the terms of the Merger. The payment of cash to a CIVISTA shareholder in lieu of a fractional share of FBOH Common Stock will be treated for federal income tax purposes as if the fractional share was distributed as part of the exchange and then redeemed. The cash payment will be treated as having been received as a distribution in full payment in exchange for the FBOH Common Stock redeemed, as provided in Section 302(a) of the Code.

         The following specific limitations apply with respect to this opinion:

         a. This opinion is based upon the current provisions of the Code, the Treasury Regulations promulgated thereunder, and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retroactively. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling which may have a bearing on any of the foregoing.

         b. We have not been asked to render an opinion with respect to any Federal income tax matter except those set forth above, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than set forth above.

         c. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may render all or part of this opinion inapplicable to the Merger.
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First Bancorporation of Ohio
__________ __, 1995
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         This opinion is furnished to you and solely for your benefit in connection with the Agreement. This opinion may not otherwise be relied upon or, except as may be required by law, filed with or furnished to, any person, governmental entity, firm, or corporation, or referred to, in whole or in part, in any document without our prior written consent. Except as otherwise may be noted, the information set forth herein is as of the date hereof. We disclaim any undertaking to advise you of changes which thereafter may be brought to our attention, including any change in the law, whether by legislative or regulatory action, judicial interpretation or otherwise, or of any change of facts as they presently exist. We consent to the filing of a form of this opinion as an exhibit to the Registration Statement.



                                                        Very truly yours,


                                                        BROUSE & McDOWELL





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